                                                                    Exhibit 99.1

NEWS                                                                 (AIG Logo)
Contact: Charlene Hamrah (Investment Community)
         (212) 770-7074
         Joe Norton (News Media)
         (212)770-3144)


                 AIG REPORTS THIRD QUARTER 2006 RESULTS

      NEW YORK, NY, November 9, 2006 - American International Group, Inc. (AIG) today reported that its net income for the third quarter of 2006 was $4.22 billion or $1.61 per diluted share, compared to $1.75 billion or $0.66 per diluted share in the third quarter of 2005. Net income, as reported, includes the effect of economically effective hedging activities that currently do not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. Third quarter 2006 adjusted net income, as defined below, was $4.02 billion or $1.53 per diluted share, compared to $1.86 billion or $0.71 per diluted share in the third quarter of 2005.

      Net income for the first nine months of 2006 was $10.61 billion or $4.04 per diluted share, compared to $10.03 billion or $3.82 per diluted share in the first nine months of 2005. Adjusted net income for the first nine months of 2006 was $11.55 billion or $4.40 per diluted share, compared to $8.37 billion or $3.19 per diluted share in the first nine months of 2005.

      Results for the third quarter and nine months of 2005 include $1.57 billion in catastrophe related losses, net of tax, or $0.60 per diluted share. There have been no significant catastrophes in 2006.

      During the third quarter of 2006, as part of its continuing remediation efforts, AIG recorded certain out of period adjustments. These adjustments collectively increased net income by $73 million and adjusted net income by $50 million and are further detailed in the AIG Form 10-Q for the quarter ended September 30, 2006.

                                  THIRD QUARTER
                      (in millions, except per share data)


                                                                                               PER DILUTED SHARE
                                                                                         -----------------------------
                                                 2006         2005           Change       2006        2005      Change
                                                 ----         ----           ------       ----        ----      ------
Net income                                      $ 4,224       $ 1,745        142.1%      $ 1.61      $ 0.66      143.9%

Realized capital gains (losses),
   including pricing gains (losses),
   net of tax                                       (62)           14           --        (0.02)         --         --

FAS 133 gains (losses), excluding realized
   capital gains (losses),
   net of tax (a)                                   267          (133)          --         0.10       (0.05)        --

Adjusted net income (b)                         $ 4,019       $ 1,864        115.6%      $ 1.53      $ 0.71      115.5%

Effect of significant current period
   catastrophe related losses, net of tax,
   on income                                         --       $ 1,569           --           --      $ 0.60         --

Average shares outstanding                                                                2,626       2,624


                                   NINE MONTHS
                      (in millions, except per share data)


                                                                                             PER DILUTED SHARE
                                                                                       ------------------------------
                                                  2006           2005        Change      2006         2005     Change
                                                  ----           ----        ------      ----         ----     ------
Net income                                      $ 10,609       $10,033        5.7%     $  4.04      $  3.82       5.8%

Realized capital gains (losses),
   including pricing gains (losses),
   net of tax                                        (88)           19         --        (0.03)          --        --

FAS 133 gains (losses), excluding realized
   capital gains (losses),
   net of tax (a)                                   (890)        1,644         --        (0.34)        0.63        --

Cumulative effect of an accounting change,
   net of tax (c)                                     34            --         --         0.01           --        --

Adjusted net income (b)                         $ 11,553       $ 8,370       38.0%     $  4.40      $  3.19      37.9%

Effect of significant current period
   catastrophe related losses, net of tax,
   on income                                          --       $ 1,569         --           --      $  0.60        --


Average shares outstanding                                                               2,625        2,624

(a) Includes the effect of hedging activities that do not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

(b) Excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133, net of tax.

(c) Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R "Share-Based Payment".

         At September 30, 2006, AIG's consolidated assets were $941.54 billion and shareholders' equity was $96.15 billion.

         Commenting on the third quarter's results, AIG President and Chief Executive Officer Martin J. Sullivan said, "AIG had a very good quarter led by strong performance in our worldwide General Insurance businesses and improved results in our Life Insurance & Retirement Services operations. We continue to execute our growth strategies by capitalizing on our unique global franchise and product and distribution capabilities that distinguish AIG from our competitors.

         "General Insurance posted growth in net premiums written of 8.8 percent and excellent underwriting profitability. Net premiums written for the third quarter of 2005 included a reduction of $258 million for reinstatement premiums related to catastrophes, accounting for approximately three percentage points of this increase. Across the board, our General Insurance operations are executing their growth strategies, leveraging their competitive advantages and maintaining underwriting discipline. General Insurance cash flow was strong.

         "Life Insurance & Retirement Services generated good results. Domestic life insurance reported solid growth in earnings driven by increased premium revenue and improved net investment income. Payout annuities performed well in terms of premium and reserve growth during the quarter. In Domestic Retirement Services, net flows continue to be negative and reserve growth modest. Individual fixed annuities are facing a difficult sales environment, while sales of individual variable annuities remain strong. The group retirement products business has successfully implemented a number of product initiatives that have helped retain and attract rollover assets in a highly competitive environment.

         "Foreign Life Insurance & Retirement Services performed very well across most product lines and regions. The introduction of investment-linked products has been well received in a number of key markets and distribution channels. Our ongoing focus on accident & health products is increasing margins as intended. We are encouraged by the continuing progress we have made in Taiwan, as a number of the product and investment strategies initiated over the past year are showing positive results. Market conditions in Japan remain challenging due to increased competition. However, we are taking action with our product and distribution strategies in anticipation of full deregulation and are confident in our long term prospects.

         "Financial Services results declined, principally due to the effect of rising interest rates on the aircraft finance and consumer finance businesses. These results exclude the effect of economically effective hedging activities that currently do not qualify for hedge accounting treatment under FAS 133. ILFC has expanded the size of its fleet over the past year and is well positioned to meet the strong demand for its aircraft in a lease rate environment that remains favorable. American General Finance continued to grow its finance receivables portfolio notwithstanding a moderating real estate market. Strong revenue growth in our Poland and Argentina consumer finance operations were offset by costs related to expansion. Capital Markets earnings declined, although AIGFP's transaction flow for credit, commodity and equity products remained robust.

         "Asset Management results declined as a result of the runoff of the domestic Guaranteed Investment Contract (GIC) portfolio and lower performance fees from the Institutional Asset Management business compared to the third quarter of 2005. Growth in Institutional client assets continues to be driven by our specialty listed equity and emerging market products.

         "AIG has a diversified portfolio of market leading businesses that complement and balance each other. Our geographic diversification throughout the world contributes to the strength of our business. During this quarter we continued to develop our global franchise by launching new initiatives in growing economies. For example, Foreign General set up operations in the Dubai International Financial Centre to expand its presence in the Middle East, Mediterranean and South Asia regions. As part of this effort, Foreign General also entered the Islamic Sharia-compliant insurance market with the launch of a new regional company, AIG Takaful, headquartered in Bahrain. AIG's consumer finance company in Poland, a recognized leader in that market, recently launched a credit card initiative to complement its existing personal loan products. Notably, after the quarter's close, AIG received regulatory approval from the Reserve Bank of India to operate a wholly owned Non Bank Finance Company that will serve as a platform to build an asset management and consumer finance franchise in India."

GENERAL INSURANCE

         General Insurance reported third quarter 2006 operating income before realized capital gains (losses) of $2.60 billion compared to a third quarter 2005 loss of $208 million. Third quarter 2005 results include $2.11 billion in pretax catastrophe related losses and net reinstatement premiums. There have been no significant catastrophes in 2006. The third quarter 2006 combined ratio was 89.10, a 2.34 point improvement compared to a 91.44 third quarter 2005 combined ratio excluding catastrophe losses. In the third quarter of 2006, certain out of period adjustments related to the remediation of balance sheet account reconciliations increased net premiums earned by $99 million and increased bad debt expense by $225 million. These adjustments reflect continuing progress in AIG's ongoing remediation efforts. Third quarter 2006 General Insurance net investment income increased 38.8 percent, benefiting from strong cash flow and higher partnership income for the Domestic Brokerage Group. Included in third quarter 2006 net investment income were $213 million in out of period adjustments related to accounting for certain investments in unit investment trusts and partnerships.

         Third quarter 2006 Domestic Brokerage Group net premiums written increased 10.3 percent to $6.07 billion compared to the third quarter of 2005. Net premiums written for the third quarter of 2005 were reduced by $122 million due to reinstatement premiums related to catastrophes. Net premiums written for the third quarter of 2006 were increased by $47 million due to the reversal of a reinsurance contract previously accounted for as reinsurance and now accounted for as a deposit. The overall effect of these items contributed approximately three percentage points to the year over year increase. Premium growth was driven by commercial property, primary casualty, environmental and accident & health. In Personal Lines, strong premium growth in the Private Client Group was offset by the runoff of the assigned risk business and a decline in the AIG Direct, Agency Auto and 21st Century businesses. United Guaranty had strong premium growth with increases in all business lines, primarily driven by the domestic second lien and international businesses.

         Foreign General net premiums written in original currency rose 8.8 percent in the third quarter of 2006, with commercial and consumer lines growth from new business and new distribution channels. Higher premiums from the Ascot Lloyd's (Ascot) syndicate and lower reinstatement premium costs compared to the third quarter of 2005 contributed to the growth in net premiums written. The third quarter 2006 combined ratio was 83.67, with the expense ratio increasing from the prior year principally due to higher commissions related to the reinsurance and wholesale business written by Ascot and the shift in business mix to consumer lines and certain commercial lines where average acquisition costs are higher.

         At September 30, 2006, General Insurance net loss and loss adjustment reserves totaled $61.51 billion, a $1.30 billion increase from June 30, 2006. This included $55 million of reserves related to the acquisition of Central Insurance Co., Ltd. in the quarter. In the third quarter of 2006, net favorable loss development from prior accident years was approximately $41 million. This includes adverse development from prior year catastrophes of approximately $43 million and excludes accretion of discount of approximately $101 million. Excluding catastrophes and the general reinsurance operations of Transatlantic, as well as accretion of discount, the overall favorable development consisted of approximately $490 million of favorable development from accident years 2003 through 2005, partially offset by approximately $380 million of adverse development from accident years 2002 and prior.

LIFE INSURANCE & RETIREMENT SERVICES

         Life Insurance & Retirement Services third quarter 2006 operating income before realized capital gains (losses), but including pricing net investment gains, increased 14.7 percent to $2.70 billion, with Domestic Life Insurance & Retirement Services increasing 9.9 percent and Foreign Life Insurance & Retirement Services increasing 17.8 percent when compared to the third quarter of 2005.

         In Domestic Life Insurance, third quarter 2006 operating income improved over the prior year, reflecting growth in premium revenue and higher net investment income. Retail periodic premium sales of life insurance declined compared to both the third quarter of 2005 and the second quarter of 2006 as the life operations have repriced certain universal life products and tightened underwriting standards in certain markets to maintain margins. Payout annuities reported continued strong sales in structured settlement and single premium immediate annuity products. Third quarter 2006 operating income in this business increased due to reserve growth as well as a $12 million reserve strengthening in the third quarter of 2005. The improvement in Home Service operating income was largely the result of a $17 million increase in partnership income compared to the prior year and $8 million in third quarter 2005 catastrophe losses.

         In Domestic Retirement Services, the individual fixed annuities business continued to experience a challenging sales environment. Operating income increased primarily due to higher investment spreads and lower deferred acquisition cost (DAC) amortization due to the effect of realized capital losses. Group retirement products operating income was lower due to spread compression, modest asset growth and higher amortization of DAC related to internal replacements of existing contracts from the successful introduction of new products for the IRA rollover market. Individual variable annuities operating income increased in the third quarter of 2006 compared to the third quarter of 2005, principally due to higher fee income on a larger block of assets under management.

         Foreign Life Insurance & Retirement Services operating income reflects strong results in all product lines and growth in annuity assets under management. Life insurance premium growth was driven by increased demand for investment-linked products throughout Southeast Asia and single premium life products through the Japan bank distribution channel. Performance in Taiwan improved due to sales of investment-linked products and improved net investment income, principally from higher seasonal dividend income of $35 million. Results in Japan continue to be affected by increased competition, especially in the personal accident & health market, and the runoff of the higher margin acquired inforce business at AIG Star Life and AIG Edison Life. Operating income for the quarter also increased by $42 million as a result of out of period adjustments for reinsurance and net investment income.

         An unfavorable foreign exchange environment continued to affect individual fixed annuity deposit growth in Japan when compared to the third quarter of 2005. However, the launch of an automatic withdrawal rider for fixed annuities helped deposits increase compared to the second quarter of 2006. This feature has also been successfully introduced in the Korean market. Sales of individual variable annuities increased in the third quarter of 2006 compared to the third quarter of 2005.

FINANCIAL SERVICES

         Third quarter 2006 Financial Services operating income before the effect of economically effective hedging activities that currently do not qualify for hedge accounting treatment under FAS 133 was $574 million, a 4.2 percent decline compared to the third quarter of 2005.

         ILFC operating income in the third quarter of 2006 declined 10.3 percent to $157 million, as increases in lease and overhaul revenues were more than offset by an increase in interest expense due to rising interest rates and the inability to apply hedge accounting. Since hedge accounting under FAS 133 is not applied, the benefit of economically effective interest rate and foreign currency hedges is not reflected in ILFC's borrowing rates, and as a result, adversely affects the increase in interest expense. ILFC continues to enhance its market leadership position by maximizing lease placements in the strengthening European and Asian aviation markets. Capital Markets results declined compared to the third quarter of 2005 as the continued flat yield curve and dollar to yen exchange rate affected demand in the structured note market. However, Capital Markets transaction flow has remained strong throughout the year as its expertise in super senior credit derivatives, equity derivatives and customized commodity index products remains in demand by their global client base.

         Consumer Finance operating income increased 15.8 percent to $220 million. These results were affected by $62 million in third quarter 2005 pretax catastrophe related losses in the domestic consumer finance operations. However, after a reassessment of payment and charge-off experience, American General Finance (AGF) reduced the finance receivables reserve related to Hurricane Katrina by $22 million in the third quarter 2006. While AGF experienced higher borrowing costs and a less robust real estate market compared to the prior year, third quarter 2006 receivables increased and the net charge off ratio improved compared to the third quarter of 2005. Overseas, higher revenue growth in Poland and Argentina was offset by margin compression and higher expenses related to branch and product expansions.

ASSET MANAGEMENT

         Asset Management operating income in the third quarter of 2006, before the effect of FIN46(R), EITF 04-5 and FAS 133, declined 37.2 percent to $297 million, largely due to the runoff of the domestic GIC portfolio. The Matched Investment Program reported positive operating income during the third quarter of 2006. Institutional Asset Management experienced significantly lower performance based fees than in the third quarter of 2005, which were partially offset by the continued increase in institutional assets under management and the associated fee revenue. Institutional Asset Management results, when compared to prior periods, are affected by the timing of transaction driven revenue. At September 30, 2006, non-affiliated client assets under management amounted to approximately $70 billion, an increase of approximately $11 billion from September 30, 2005.

OTHER OPERATIONS

         Third quarter 2006 operating income from Other Operations, including other realized capital gains (losses), amounted to a loss of $470 million compared to a loss of $356 million in the third quarter of 2005. These results reflect increased interest expense as well as realized capital losses related to the effect of hedging activities, partially offset by increased earnings in unconsolidated subsidiaries driven by a decrease in catastrophe losses and a realized gain resulting from the sale of AIG's investment in IPC Holdings, Ltd.


                                      # # #

         ADDITIONAL SUPPLEMENTARY FINANCIAL DATA IS AVAILABLE IN THE INVESTOR INFORMATION SECTION OF WWW.AIGCORPORATE.COM.

         A conference call for the investment community will be held tomorrow, Friday, November 10, 2006 at 8:30 a.m. EST. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Tuesday, November 28, 2006.

         It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. Please refer to AIG's Quarterly Report on Form 10-Q for the period ended September 30, 2006 and AIG's past and future filings with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the factors that may affect its business. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.

                                      # # #

         American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

COMMENT ON REGULATION G

         This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2006 Financial Supplement available in the Investor Information section of AIG's corporate website, www.aigcorporate.com.

         Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG's financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance, and out of period adjustments are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2006, the effect of FIN46(R), the effect of EITF 04-5, the effect of FAS 133 and the effect of the catastrophe related losses.

         AIG excludes the effects of FIN 46(R), EITF 04-5 and FAS 133 because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. For example, AIG's derivatives are economically effective hedges, even though they do not qualify for hedge accounting. Likewise, AIG believes that a presentation excluding entities consolidated pursuant to FIN 46(R) or EITF 04-5 is more meaningful than the GAAP presentation where AIG does not in fact have the economic interest that is presumed to be held.

         AIG excludes catastrophe related losses in order to permit investors to better assess the performance of the underlying underwriting business.

         Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.

         AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.

Underwriting profit (loss) is an important measurement used by AIG senior management to judge the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG's consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

         Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG's insurance competitors.

                       AMERICAN INTERNATIONAL GROUP, INC.
                              FINANCIAL HIGHLIGHTS*
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED SEPTEMBER 30,          NINE MONTHS ENDED SEPTEMBER 30,
                                                      ------------------------------------     -----------------------------------
                                                        2006          2005 (a)      CHANGE        2006         2005 (a)     CHANGE
                                                        ----          --------      ------        ----         --------     ------
GENERAL INSURANCE OPERATIONS:
     Net Premiums Written                             $ 11,224       $ 10,312         8.8%     $  34,113      $  31,746        7.5%
     Net Premiums Earned                                11,217         10,134        10.7         32,365         30,506        6.1
     Underwriting Profit (Loss)                          1,227         (1,195)         --          3,746             80         --
     Net Investment Income                               1,370            987        38.8          4,102          3,062       34.0
     Income (Loss) before Realized
         Capital Gains (Losses)                          2,597           (208)         --          7,848          3,142      149.8
     Realized Capital Gains (Losses) (b)                    28             71          --            (29)           248         --
     OPERATING INCOME (LOSS)                          $  2,625       $   (137)         --%     $   7,819      $   3,390      130.6%
                                                      --------       --------        ----      ---------      ---------      -----
       Loss Ratio                                        62.56          88.48                      64.14          76.58
       Expense Ratio                                     26.54          23.58                      24.05          22.53
       Combined Ratio                                    89.10         112.06                      88.19          99.11
       Combined Ratio excluding Significant Current
              Period Catastrophe Losses                  89.10          91.44                      88.19          92.26
                                                         -----          -----                      -----          -----
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS :
     GAAP Premiums                                    $  7,639       $  7,109         7.5%     $  23,036      $  21,953        4.9%
     Net Investment Income                               4,893          4,667         4.8         13,900         13,151        5.7
     Pricing Net Investment Gains (c)                       74             88       (15.9)           286            269        6.3
     Income before Realized Capital Gains (Losses)       2,698          2,352        14.7          7,827          7,074       10.6
     Realized Capital Gains (Losses) (b)(c)               (250)          (104)         --           (403)          (287)        --
     OPERATING INCOME                                    2,448          2,248         8.9          7,424          6,787        9.4

FINANCIAL SERVICES OPERATIONS:
     Operating Income excluding FAS 133                    574            599        (4.2)         1,708          1,743       (2.0)
     FAS 133 (b)                                           783           (375)         --         (1,058)         1,740         --
     OPERATING INCOME                                    1,357            224          --            650          3,483      (81.3)

ASSET MANAGEMENT OPERATIONS:
     Operating Income excluding FIN46(R), EITF 04-5
            and FAS 133                                    297            473       (37.2)         1,203          1,366      (11.9)
     FIN46(R) and EITF 04-5 (d)                             44             77          --            410            189         --
     FAS 133 (b)                                            --             18          --             --            127         --
     OPERATING INCOME                                      341            568       (40.0)         1,613          1,682       (4.1)

Other Income (Deductions) - net                           (531)          (378)         --         (1,185)          (304)        --
Other Realized Capital Gains (Losses) (b)                   61             22          --             14           (141)        --
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
       CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE         6,301          2,547       147.4         16,335         14,897        9.7
Income Taxes                                             1,943            748          --          5,066          4,537         --
INCOME BEFORE MINORITY INTEREST AND CUMULATIVE
       EFFECT OF AN ACCOUNTING CHANGE                    4,358          1,799       142.2         11,269         10,360        8.8
Minority Interest, after-tax:
       Income before Realized Capital Gains (Losses)      (137)           (48)         --           (678)          (313)        --
       Realized Capital Gains (Losses)                       3             (6)         --            (16)           (14)        --
INCOME BEFORE CUMULATIVE EFFECT OF AN
       ACCOUNTING CHANGE                                 4,224          1,745       142.1         10,575         10,033        5.4
Cumulative Effect of an Accounting Change,
       net of tax (e)                                       --             --          --             34             --         --
NET INCOME                                            $  4,224       $  1,745       142.1%     $  10,609      $  10,033        5.7%

FINANCIAL HIGHLIGHTS

                                                        THREE MONTHS ENDED SEPTEMBER 30,          NINE MONTHS ENDED SEPTEMBER 30,
                                                         2006        2005 (a)      CHANGE        2006          2005 (a)      CHANGE
                                                      -------------------------   --------    --------------------------    --------
NET INCOME                                            $   4,224     $   1,745      142.1%     $  10,609       $  10,033       5.7%
REALIZED CAPITAL GAINS (LOSSES), INCLUDING
        PRICING GAINS (LOSSES), NET OF TAX                  (62)           14         --            (88)             19        --
FAS 133 GAINS (LOSSES), EXCLUDING REALIZED
       CAPITAL GAINS (LOSSES), NET OF TAX                   267          (133)        --           (890)          1,644        --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
       NET OF TAX (e)                                        --            --         --             34              --        --
ADJUSTED NET INCOME (f)                                   4,019         1,864      115.6         11,553           8,370      38.0

EFFECT OF SIGNIFICANT CURRENT PERIOD CATASTROPHE
       RELATED LOSSES, NET OF TAX, ON INCOME                 --         1,569         --             --           1,569        --

PER SHARE - DILUTED:
NET INCOME                                                 1.61          0.66      143.9           4.04            3.82       5.8
REALIZED CAPITAL GAINS (LOSSES), INCLUDING
        PRICING GAINS (LOSSES), NET OF TAX                (0.02)           --         --          (0.03)             --        --
FAS 133 GAINS (LOSSES), EXCLUDING REALIZED
       CAPITAL GAINS (LOSSES), NET OF TAX                  0.10         (0.05)        --          (0.34)           0.63        --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
       NET OF TAX (e)                                        --            --         --           0.01              --        --
ADJUSTED NET INCOME (f)                               $    1.53     $    0.71      115.5%      $   4.40       $    3.19      37.9%
EFFECT OF SIGNIFICANT CURRENT PERIOD CATASTROPHE
       RELATED LOSSES, NET OF TAX, ON INCOME                 --     $    0.60         --             --       $    0.60        --

AVERAGE DILUTED COMMON
        SHARES OUTSTANDING                                2,626         2,624                     2,625           2,624

*     Including reconciliation in accordance with Regulation G.

(a) Certain accounts have been reclassified in 2005 to conform to the 2006 presentation.

(b) Includes the effect of hedging activities that do not qualify for hedge accounting treatment under FAS 133 "Accounting for Derivative Instruments and Hedging Activities", including the related foreign exchange gains and losses.

(c) For purposes of this presentation, pricing net investment gains are segregated as a component of total realized capital gains (losses). They represent certain amounts of realized capital gains where gains are an inherent element in pricing certain life products in some foreign countries.

(d) Includes the full results of certain AIG managed private equity and real estate funds that are consolidated pursuant to FIN46(R), "Consolidation of Variable Interest Entities" and certain AIG managed partnerships that are consolidated effective January 1, 2006 pursuant to EITF 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights".

(e) Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R "Share-Based Payment".

(f) Adjusted net income excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133 "Accounting for Derivative Instruments and Hedging Activities", net of tax.